Exhibit 10.17

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment is made and entered into this 1st day of January, 2012 by and between WP Prism Inc., a Delaware corporation (the “Parent”), its operating subsidiary Bausch & Lomb Incorporated (the “Employer”), a New York corporation with offices at One Bausch & Lomb Place, Rochester, NY, and Brent Saunders (the “Employee”). Each of the Parent, the Employer and the Employee shall be referred to herein as a “Party” and together the “Parties.”

RECITALS

WHEREAS, the Parties are party to an Employment Agreement, dated as of March 18, 2010 (the “Employment Agreement”), pursuant to which the Employer employs the Employee as its Chief Executive Officer; and

WHEREAS, the Parties desire to amend the Employment Agreement as set forth herein, pursuant to Section 8(c) of the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms and conditions contained herein and otherwise, the Parties hereto agree as follows:

1. Section 1(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

During the Employment Period, the Employee’s principal place of business shall be Madison, New Jersey. Employer shall make available to the Employee reasonable office and support services at Employer’s location in Madison, New Jersey and shall also make office and support services available, as necessary, at Employer’s corporate headquarters in Rochester, New York. If, at any time during the Employment Period, the Employee determines to relocate his permanent residence to Rochester, New York he will be eligible to receive the benefits available under the relocation policy of Employer, as such policy is in effect from time to time.

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IN WITNESS WHEREOF, the Parent, the Employer and the Employee have caused this Amendment to be signed by their respective duly authorized representatives as of the day and year first above written.

WP PRISM INC.

Name:	Sean D. Carney
Title:	Director, and Managing Director, Warburg Pincus LLC

BAUSCH & LOMB INCORPORATED

Name:	A. Robert D. Bailey
Title:	Executive VP, General Counsel & Secretary

Brent Saunders

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of March 18, 2010 (the “Agreement”), among WP Prism Inc., a Delaware corporation (the “Parent”), its operating subsidiary Bausch & Lomb Incorporated (the “Employer”), a New York corporation with offices at One Bausch & Lomb Place, Rochester, NY, and Brent Saunders (the “Employee”).

1. Employment Duties, Location and Agreements.

(a) The Employer hereby agrees to employ the Employee as its Chief Executive Officer, and the Employee agrees to serve, without additional compensation, as a member of the Board of Directors of the Parent (the “WP Prism Board”) and of the Board of Directors of the Employer (the “Board”), subject to the By-laws of the Parent and the Employer, as applicable, and the Employee hereby accepts such positions and agrees to serve the Employer and the Parent in such capacities during the employment period fixed by Section 3 hereof (the “Employment Period”). The Employee shall report to the Board and shall have such duties, authority and responsibilities, and shall act in accordance with all reasonable instructions and directions of the Board and of the Employer, in each case, as are consistent with his position as chief executive officer.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

(c) During the Employment Period, the Employee may not, without the prior written consent of the Employer, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing or of Section 1(b) above for the Employee to (i) subject to prior Board approval, act or serve as a director, trustee or committee member of any civic or charitable organization, or (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i) and (ii)) do not interfere overall with the performance of his duties and responsibilities to the Employer as provided hereunder.

(d) During the Employment Period, the Employee’s principal place of business shall be Rochester, New York. The Employee may work at the Madison, New Jersey office to the extent that doing so does not interfere with the performance of his duties hereunder or the objectives of Employer, as reasonably determined by the Board. Employer shall make available to the Employee reasonable office and support services at Employer’s corporate headquarters in Rochester, New York and shall also make office and support services available, as necessary, at its location in Madison, New Jersey. If, at any time during the Employment

Period, the Employee determines to relocate his permanent residence to Rochester he will be eligible to receive the benefits available under the relocation policy of Employer, as such policy is in effect from time to time.

2. Compensation.

(a) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period, the Employer shall pay the Employee, pursuant to the Employer’s normal and customary payroll procedures, a base salary (the “Base Salary”) at the rate of $850,000 per annum. The Board shall review the Employee’s Base Salary annually and may (but is not required to) increase (but not decrease) the Base Salary in its sole discretion.

(b) In addition to the Base Salary, during the Employment Period the Employee shall have an opportunity, subject to the terms and conditions of the Employer’s annual incentive plan for executive officers (the “Incentive Plan”), to earn an annual bonus (the “Bonus”) with a target amount of 100% of Base Salary based on the achievement of annual performance objectives which shall be established and approved by the Board or any authorized committee thereof for the Employee and the other members of the management team of the Employer. Notwithstanding anything in the Incentive Plan to the contrary, in no event shall such Bonus be paid later than the date that is two and one-half months following the end of the fiscal year with respect to which such Bonus was earned, if at all.

(c) On or as soon as practicable after the Effective Date (as defined below), the Parent shall grant the Employee an option (the “Option”) to purchase 1,462,162 shares of common stock of the Parent at an exercise price equal to the Fair Value (as defined in the Shareholders’ Agreement referred to in Section 2(d)) of a share of Parent common stock, which is currently $20.00 per share, on the grant date. Fifty percent (50%) of the Option will be a Time-Based Option and 50% of the Option will be a Performance-Based Option, as each such term is defined under the WP Prism Inc. Management Stock Option Plan (the “Option Plan”). The Option shall be subject to and governed by the terms and conditions of the Option Plan and shall be evidenced by a stock option grant agreement as provided under the Option Plan.

(d) As soon as practicable after the Effective Date, the Employee shall have the opportunity to participate in the WP Prism Inc. Management Equity Investment Program (the “Investment Program”), subject to the terms and conditions of the Investment Program (as described in a prospectus provided to the Employee) and evidenced by a subscription agreement (the “Subscription Agreement”) and a shareholders’ agreement (the “Shareholders’ Agreement”), each in the form attached hereto as Exhibit A and Exhibit B, respectively. The Employee shall make an investment equal to $1,000,000 (the “Investment”) at a $20 per share purchase price.

(e) All shares of common stock of the Parent acquired by the Employee pursuant to this Agreement or otherwise shall be subject to the Shareholders’ Agreement, including without limitation the Parent’s call rights provided therein.

(f) During the Employment Period: (i) the Employee shall be entitled to participate in all savings and retirement and fringe benefit plans, practices, policies and programs of the Employer which are made available generally to other executive officers of the Employer and (ii) the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Employer which are made available generally to other executive officers of the Employer (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay), in the case of each of (i) and (ii), on the terms and conditions generally in effect for such plans, practices, policies and programs from time to time. For purposes of clarification, nothing herein shall hinder or interfere with the right of the Employer to amend, modify or terminate any plan, practice, policy and program as it deems appropriate in its sole discretion.

(g) During the Employment Period, the Employee shall be entitled to paid vacation of four (4) weeks per year in accordance with the Employer’s vacation policy as may be in effect from time to time.

(h) The Employer shall promptly reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder (including, without limitation, such expenses that are incurred by the Employee in traveling between Employer’s locations in Rochester, New York and Madison, New Jersey) upon the presentation of statements of such expenses in accordance with the Employer’s policies and procedures now in force or as such policies and procedures may be modified from time to time.

(i) In addition to the indemnification of the Employee as provided for under the Employer’s certificates of incorporation and by-laws, the Employer shall provide, at its expense, the Employee with coverage under its directors’ and officers’ liability insurance policy at the same level provided the other directors and officers of the Employer.

3. Employment Period.

The Employment Period shall commence on March 15, 2010 (the “Effective Date”) and shall terminate on the day preceding the fifth anniversary of the Effective Date, unless mutually extended in writing by the parties hereto (the “Scheduled Termination Date”). Notwithstanding the foregoing, the Employee’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated).

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Disability. The Employer shall be entitled to terminate the Employee’s employment hereunder for “Disability” as a result of (i) the inability of an Employee to engage in any substantial gainful activity or (ii) the receipt by the Employee of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed and reputable physician selected by the Employee and reasonably acceptable to the Employer. Notwithstanding the foregoing, in no event may the Employer terminate Employee’s employment due to Disability prior to the satisfaction of any elimination period applicable under the terms of the Employer’s long-term disability benefit plans or policies applicable to the Employee, as may be in effect from time to time. If the Employee has incurred a Disability prior to the satisfaction of the applicable elimination period, the Employer may place the Employee on a paid leave of absence and may reassign his duties and responsibilities during such leave.

(c) Cause. The Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: the occurrence of the events described in the following clauses (i) and (ii) herein, provided that no act or failure to act by the Employee shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Employer: (i) at least two-thirds (2/3) of the members of the Board (excluding for this purpose the Employee) determine that the Employee (A) was guilty of gross negligence or willful misconduct in the performance of the Employee’s duties for the Employer (other than due to the Employee’s physical or mental incapacity), (B) breached or violated, in any material respect, any written agreement between the Employee and the Employer or any material policy in the Employer’s code of conduct or similar employee conduct policy (as amended from time to time), or (C) committed a substantial act of dishonesty or breach of trust with regard to the Employer, any of its subsidiaries or Affiliates, or (ii) the Employee is indicted of, or plead guilty or nolo contendre to, a felony or other crime of moral turpitude. Any determination made pursuant to clause (i) shall be made at a duly convened meeting of the Board (A) of which the Employee received written notice at least five (5) days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for a finding that one of the events described in subsection (i) above occurred, and (B) at which the Employee had a reasonable opportunity to make a statement and answer the allegations against the Employee; and either (A) the Employee was given a reasonable opportunity to take remedial action but failed or refused to do so, or (B) at least two-thirds (2/3) of the members of the Board (excluding for this purpose the Employee) also determined in good faith, at such meeting, that an opportunity to take remedial action would not have been meaningful under the circumstances. Notwithstanding the forgoing, any determination made by the Board relating to the characterization of the Employee’s termination of employment shall be subject to a de novo standard of review.

(d) Without Cause; for Good Reason. The Employer may terminate the Employee’s employment hereunder during the Employment Period without Cause, and the Employee may terminate his employment hereunder during the Employment Period for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following events, without the Employee’s prior written consent: (i) any materially adverse change to the Employee’s then responsibilities, duties, authority or status or any adverse change in the Employee’s then positions, titles or reporting responsibilities (other than any such adverse change arising in connection with a paid leave of absence due to Disability); provided, that, it shall be deemed to be a material adverse change if the Employer is acquired by another entity and the Employee is not Chief Executive Officer of the resulting most senior company (other than those that merely hold stock); and provided, further that the Employer ceasing to be or becoming a publicly traded company shall not be deemed a material adverse change; or (ii) a material breach by the Employer of this Agreement or any other material agreement with the Employee relating to the Employee’s compensation; provided, that, within sixty (60) days following the occurrence of any of the events set forth therein, the Employee has delivered written notice to the Employer of the Employee’s intention to terminate the Employee’s employment for Good Reason, and the Employer shall not have cured such circumstances (if susceptible to cure) within thirty (30) days following receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30) day period, the Employer has not taken all reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter).

(e) Voluntarily. The Employee may voluntarily terminate his employment hereunder, provided that the Employee provides the Employer with written notice of his intent to terminate his employment at least forty-five (45) days in advance of the Date of Termination (as defined in Section 4 below).

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Employee’s employment by the Employer or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 8(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, (iii) if the Employee voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than forty-five (45) days after the Notice of Termination and (iv) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

(c) Board/Committee Resignation. Upon termination of Employee’s employment for any reason, Employee agrees to resign, as of the Date of Termination and to the extent applicable, from the Board (and any committee thereof), the WP Prism Board (and any committee thereof) and the Board of Directors (and any committee thereof) of any of the Employer’s affiliates.

5. Termination Payments.

(a) Without Cause or For Good Reason. In the event of the termination of the Employee’s employment during the Employment Period by the Employer without Cause or by the Employee for Good Reason, the Employer shall pay to the Employee (i) within thirty (30) days following the Date of Termination (but, with respect to the Accrued Bonus (as defined below) in no event later than the date that is two and one-half months following the end of the fiscal year with respect to which it was earned), (A) Employee’s accrued but unused vacation, (B) Employee’s Base Salary through the Date of Termination (to the extent not theretofore paid), (C) any unreimbursed business expenses properly incurred by Employee in accordance with Section 2(h) hereof (provided that claims for such expenses are submitted to the Employer within forty-five (45) days following the Date of Termination), and (D) any Bonus (as described in Section 2(b) herein) earned by the Employee in respect of the fiscal year ending before the Date of Termination, but not yet paid to the Employee (an “Accrued Bonus”) (collectively, the “Accrued Obligations”), (ii) a pro rata Bonus for the fiscal year in which the Date of Termination occurs equal to the product of the Bonus that the Employee would have earned for such fiscal year pursuant to Section 2(b) herein and a fraction, the numerator of which is the number of calendar days beginning on the first day of the Employer’s fiscal year in which the Date of Termination occurs and ending on and including the Date of Termination and the denominator of which is 365 (“Pro-Rata Bonus”), such Pro-Rata Bonus to be paid on the date annual bonuses are otherwise paid to other executive officers of the Employer (but in no event later than the date that is two and one-half months following the end of the fiscal year in which the Date of Termination occurs); and (iii) a lump-sum payment payable within thirty (30) days after the Date of Termination equal to one times the Employee’s Base Salary (as in effect immediately prior to the Date of Termination) (“Severance Payment”). Notwithstanding the foregoing, payment by the Employer of the Pro-Rata Bonus and Severance Payment are subject to and conditioned upon the Employee executing a valid general release and waiver (in a form satisfactory to the Employer), waiving all claims the Employee may have against the Employer, its successors, assigns, affiliates, employees, officers and directors. Except as provided in this Section 5(a), the Employer shall have no additional obligations under this Agreement (except as specifically provided elsewhere in this Agreement) and the Employee shall not be entitled to any other severance or similar benefits under any other plan, program, policy or agreement (including, without limitation, any applicable severance plan of the Employer).

(b) Disability or Death. If the Employee’s employment is terminated during the Employment Period as a result of the Employee’s death or Disability, the Employer shall pay the Employee or the Employee’s estate, as the case may be, (i) within thirty (30) days following the Date of Termination (but, with respect to the Accrued Bonus (as defined below) in no event later than the date that is two and one-half months following the end of the fiscal year with respect to which it was earned), the Accrued Obligations, and (ii) a Pro-Rata Bonus, such Pro-Rata Bonus to be paid on the date annual bonuses are otherwise paid to other executive officers of the Employer (but in no event later than the date that is two and one-half months following the end of the fiscal year in which the Date of Termination occurs). Except as provided in this Section 5(b), the Employer shall have no additional obligations under this Agreement (except as specifically provided elsewhere in this Agreement).

(c) Termination on the Scheduled Termination Date. If the Employee’s employment is terminated on the Scheduled Termination Date other than for Cause, the Employer shall pay the Employee, (i) within thirty (30) days following the Date of Termination (but, with respect to the Accrued Bonus (as defined below) in no event later than the date that is two and one-half months following the end of the fiscal year with respect to which it was earned), the Accrued Obligations; and (ii) a Pro-Rata Bonus, such Pro-Rata Bonus to be paid on the date annual bonuses are otherwise paid to other executive officers of the Employer (but in no event later than the date that is two and one-half months following the end of the fiscal year in which the Date of Termination occurs). Except as provided in this Section 5(c), the Employer shall have no additional obligations under this Agreement (except as specifically provided elsewhere in this Agreement).

(d) Cause or Voluntarily. If the Employee’s employment is terminated during the Employment Period by the Employer for Cause or voluntarily by the Employee (other than for Good Reason), the Employer shall pay to the Employee within thirty (30) days following the Date of Termination (but, with respect to the Accrued Bonus (as defined below) in no event later than the date that is two and one-half months following the end of the fiscal year with respect to which it was earned), the Accrued Obligations. Except as provided in this Section 5(d), the Employer shall have no additional obligations under this Agreement (except as specifically provided elsewhere in this Agreement).

(e) (i) In the event that the Parent is contemplating a transaction that could cause it or the Employer to be considered to have experienced an event within the meaning of Section 280G(b)(2XA)(i) of the Code, upon receipt from the Employee of a written request, in which he agrees to waive any portion of the payments and benefits (including equity acceleration) to which he could be entitled contingent on such transaction (within the meaning of such Code Section 280G), the Parent shall, in conformity with the requirements set forth at Q/A-7 of Reg. Section 1.280G-1, use its reasonable best efforts to seek approval from the stockholders of the Parent of payment of such payments or benefits. Nothing herein is intended to represent or ensure that such approval will be obtained.

(ii) Although Employer does not guarantee any particular tax treatment, the termination payments provided under this Section 5 (each a “Termination Payment”) are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Code, and the Treasury regulations and other authoritative guidance issued thereunder, and the provisions of this Agreement shall be construed in a manner consistent with such exemption. If Employee or Employer believes, at any time, that any such Termination Payment does not so comply, he or it will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on Employee and on Employer).

(iii) Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment with the Employer Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Employee would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Employee) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of the Employee’s death).

6. Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the businesses of the Employer (which, for purposes of this Section 6, shall include all of Employer’s subsidiaries and all affiliated companies and joint ventures connected by ownership to Employer at any time (but not any other portfolio companies of Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., any successor fund thereto, and their respective Affiliates that are direct or indirect equity investors in Employer (excluding any Employee and each of WP Prism Co-Invest A LLC, WP Prism Co-Invest C LLC, WP Prism Bridge Co-Invest LLC, and WP Prism Co-Invest, L.P., collectively the “Sponsor”)) and accordingly agrees as follows:

(a) Non-solicitation of Employer Customers and Suppliers. During the Employment Period and the twelve-month period following the Date of Termination (the “Restricted Period”). Employee shall not, directly or indirectly, on behalf of Employee or of anyone other than Employer, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any of Employer’s then-current and actively-sought potential customers (“Customers”) or suppliers of inventory (“Suppliers”) in connection with any business activity that is operated by a Competitor (as defined below) of Employer.

(b) Non-solicitation of Employer Employees. During the Restricted Period, Employee shall not, without the prior written consent of the Board, directly or indirectly, on behalf of Employee or any third party, solicit or hire or recruit, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of Employer or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with Employer. Notwithstanding the foregoing, the restrictions contained in this Section 6(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Employer or (ii) serving as a reference at the request of an employee.

(c) Non-competition with Employer. During the Restricted Period, Employee shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of Employer. For purposes of this Section 6, a Competitor of Employer shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Alcon, Advanced Medical Optics, Inc., Allergan, Inc., Johnson & Johnson (provided that, with respect to Johnson & Johnson, this provision shall be limited to Johnson & Johnson businesses that are primarily engaged in the provision of ophthamological products, including, without limitation, the Vistakon Division), CIBA Vision, Carl Zeiss

Meditec, Inc., STAAR Surgical Company, Cooper Companies, Santen Pharmaceutical Co., Ltd., and ISTA Pharmaceuticals; or (ii) any individual or entity that within two years after Employee’s termination could reasonably be expected to generate more than $50 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of Employer; provided, that a Competitor of Employer under this clause (ii) shall not include any individual or entity or portion of an entity where (A) Employee has actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which Employee has actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of Employer. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 6(c) no longer engages in a line of business that competes with any business of Employer, such entity shall no longer be deemed a Competitor of Employer for purposes of this Section 6.

(d) Non-disclosure of Confidential Information and Trade Secrets. During the Restricted Period and thereafter, except in the good faith performance of Employee’s duties hereunder or where required by applicable law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Employee shall not, directly or indirectly, for Employee’s own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of Employer (each as defined below) to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of Employee’s breach of this paragraph).

For purposes of this Agreement, “Confidential Information” shall mean all material information regarding Employer and any of its affiliates, any Employer activity or the activity of any affiliate, Employer business or the business of any affiliate or Employer Customer or the Customers of any affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by Employer, that is not generally disclosed by Employer practice or authority to persons not employed by Employer, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding Employer or affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Employer or affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of Employer or any affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Employer or any affiliate and certain information concerning the strategy, tactics and financial affairs of Employer or any affiliate. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of the Employee’s failure to comply with any of his or her obligations to Employer or its affiliates. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

For purposes of this Agreement, “Trade Secret” shall mean all secret, proprietary or confidential information regarding Employer (which shall mean and include all of Employer’s subsidiaries and all affiliated companies and joint ventures connected by ownership to Employer at any time) or any Employer activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Employer’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act Nothing in this agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of Employee’s failure to comply with any of Employee’s obligations to Employer or its affiliates. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(e) Intellectual Property. Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment with the Employer or its affiliates resides with Employer and its affiliates. Employee agrees that in connection with any termination of Employee’s employment with the Employer he will return to Employer, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of Employer or its affiliates in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of Employer and its affiliates.

(f) No Disparagement. During the Employment Period and thereafter, Employee shall not make any statements, encourage others to make statements or release information to disparage or defame Employer, any of its affiliates or any of their respective directors or officers. Notwithstanding the foregoing, nothing in this Section 6(f) shall prohibit Employee from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

(g) Employer Property. In connection with any termination of Employee’s employment with the Employer, the Employee hereby agrees to return to Employer and to cease using any property of Employer, including without limitation, security key cards, corporate credit cards, telephone calling cards or home office equipment provided by Employer and to return such property no later than the Date of Termination.

(h) Enforceability of Covenants. Employee acknowledges that Employer has a present and future expectation of business from and with the Customers and Suppliers. Employee acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 6, and Employee agrees that Employee will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and Employee hereby waives any such defense. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude Employee from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee agrees that Employee’s covenants under this Section 6 are separate and distinct obligations under this Agreement, and the failure or alleged failure of Employer or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of Employee’s covenants and obligations under this Section 6. Employee agrees that any breach of any covenant under this Section 6 will result in irreparable damage and injury to Employer and that Employer will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

7. Representations.

(a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Employee hereby represents to the Employer that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Employee is a party.

(b) The Employee hereby represents to the Employer that he will not utilize or disclose any confidential information obtained by the Employee in connection with his former employment with respect to his duties and responsibilities hereunder.

8. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties).

If to Parent, to:

WP Prism Inc.

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention:	Scott Arenare Sean Carney

Telephone: +1 (212) 878-0600

Fax: +1 (212) 878-9351

Email: notices@warburgpincus.com

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Michael J. Albano

If to the Employer, to:

Bausch & Lomb Incorporated

One Bausch & Lomb Place

Rochester, NY 14604

Attention:	A. Robert D. Bailey, General Counsel of Bausch & Lomb Incorporated

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Michael J. Albano

If to the Employee, to the address on record with Employer; or, for either party, to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Employee’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment (it being understood that any stock options granted to the Employee shall be governed by the Option Plan and related stock option grant agreement and that all shares of common stock of Parent acquired by the Employee will be subject to the Shareholders’ Agreement).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder. This provision shall survive any termination of this Agreement, without implication of the survival of any other provision of this Agreement.

(f) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

(ii) The Parent and Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent and/or Employer to assume this Agreement in the same manner and to the same extent that the Parent or Employer would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Employer” shall mean both the Employer as defined above and any such successor that assumes this Agreement, by operation of law or otherwise, and “the Parent” shall mean both the Parent as defined above and any such successor that assumes this Agreement, by operation of law or otherwise; provided that the restrictions imposed on the Employee under Section 6 of this agreement (or any other agreement between Employer or the Parent and the Employee having substantially similar terms, whether entered into before, simultaneously with or after the execution of this Agreement) shall not be interpreted to include within the term Employer or the Parent, or otherwise to apply to, the business of any entity that succeeds to the obligations of the Employer or the Parent, or any affiliate thereof, that was not part of the business of the Employer or the Parent immediately prior to the time at such other person succeeded to such obligations.

(g) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Employer or Parent shall be implied by Employer’s or Parent’s forbearance or failure to take action.

(h) The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

(j) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration; provided that neither the Employer nor the Parent shall be required to submit claims for injunctive relief to enforce the covenants contained in Sections 6 of this Agreement to arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), except as amplified or otherwise varied hereby. The Employer and the Employee jointly shall appoint one individual to act as arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the President of the New York Bar Association and shall be a person who maintains his or her principal place of business in the New York metropolitan area and shall be an attorney, accountant or other professional licensed to practice by the State of New York who has substantial experience in employment and executive compensation matters. All fees and expenses of such arbitrator shall be shared equally by the Employer and the Employee. The situs of the arbitration shall be New York City. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The arbitration award shall be paid within thirty (30) days after the award has been made. Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding. Each party shall be required to keep all proceedings related to any such arbitration and the final award and judgment strictly confidential; provided that either party may disclose such award as necessary to enter the award in a court of competent jurisdiction or to enforce the award, and to the extent required by law, court order, regulation or similar order.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(m) The Employee and Employer shall keep the terms of this Agreement confidential and shall not directly or indirectly disseminate any information (in any form) regarding this Agreement to any person or entity except as may be agreed to in writing by the other party. Notwithstanding the foregoing, either party may disclose the information described herein, to the extent compelled to do so by lawful service of process, subpoena, court order, or as otherwise compelled to do by law, including full and complete disclosure in response thereto, in which event such party agrees to provide the other party with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to disclosure of any such information, so that the other party may, upon notice to the first party, take such action as it deems to be necessary or appropriate in relation to such subpoena or request The obligations under this Section 8(m) shall cease for both parties at such time that this document (once executed by both parties) is filed publicly with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WP PRISM INC.

Name:
Title:

BAUSCH & LOMB INCORPORATED

Name:
Title:

Brent Saunders

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